PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
to Prospectus dated October 4, 2007	Registration No. 333-146234

SILVERSTAR HOLDINGS LTD.

7,141,126 Shares of Common Stock

This prospectus supplement no.1 supplements and amends the prospectus dated October 4, 2007 (the “Prospectus”) relating to resales by selling shareholders of our common stock as described in the Prospectus.

This prospectus supplement should be read in conjunction with, and is not complete without, and may not be delivered or utilized without, the Prospectus. This prospectus supplement updates information in the Prospectus and, accordingly, to the extent inconsistent, the information in the prospectus supplement supersedes the information contained in the Prospectus.

The securities offered hereby involve significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus. You should consider these Risk Factors before purchasing these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 1 is January 2, 2008.

SELLING SHAREHOLDERS

The information in the table appearing under the heading “Selling Shareholders,” beginning on page 14 of the Prospectus, is supplemented and amended by adding the information below with respect to the selling shareholder not previously listed in the Prospectus and by superseding the information with respect to the selling shareholders listed below who were previously listed in the Prospectus as of the date of this prospectus supplement. We are not updating any information with respect to any other selling shareholder set forth in the Prospectus other than with respect to the selling shareholders set forth below

Selling Shareholders(1)	Shares of Common Stock Beneficially Owned Prior to Offering	Percent of Class Owned Prior to Offering	Shares of Common Stock to be Sold	Beneficial Ownership After Offering if All Shares are Sold	Percent of Class Owned After Offering if All Shares are Sold
Enable Growth Partners LP (2)	728,557 (3)	3.7%	1,092,246(4)	345,708 (5)	1.7%
RHP Master Fund, Ltd. (6)	229,147 (7)	1.2%	246,131 (8)	130,731 (9)	1.0%
Truk International Fund, LP (10)	24,137	*	15,764	8,373	*
Truk Opportunity Fund, LLC (11)	148,275	*	96,838	51,437	*
Vision Opportunity Master Fund, Ltd. (12)	965,517	4.9%	630,574	334,943	1.7%

*	Less than 1%.
(1)

The term “selling shareholder” includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)

Mitch Levine maintains the power to vote or dispose of the shares of common stock held by Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, Ena.

(3)	Includes 142,350 shares of common stock issuable upon the exercise of warrants and does not include 709,397 shares of common stock ussuable upon the exercise of warrants.
(4)	Includes 709,397 shares of common stock issuable upon the exercise of warrants.
(5)	Includes 142,350 shares of common stock issuable upon the exercise of warrants.
(6)

RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all shares of the interests in RHP General Partners. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s securities owned by the RHP Master Fund

(7)	Includes 78,457 shares of common stock issuable upon the exercise of warrants and does not include 147,715 shares of common stock issuable upon the exercise of warrants.
(8)	Includes 147,715 shares of common stock issuable upon the exercise of warrants.
(9)	Includes 78,457 shares of common stock issuable upon the exercise of warrants.

(10)

Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund, LP. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP.

(11)

Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(12)	Adam Benowitz maintains the power to vote or dispose of the shares of common stock held by Vision Opportunity Master Fund, Ltd.